Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Bruce Voss/Ina McGuinness
(858) 552-7962	(310) 691-7100

QUIDEL REPORTS RECORD FOURTH QUARTER FINANCIAL RESULTS

Company Raises 2004 Financial Guidance
Chairman André de Bruin Announces Retirement

SAN DIEGO, Calif. (February 11, 2004) – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

For the fourth quarter of 2003, total revenues were a record $33.2 million, up 46% from $22.8 million in the fourth quarter of 2002.  Pre-tax earnings for the fourth quarter of 2003 were $9.1 million compared with $2.0 million in the fourth quarter of 2002.  Net earnings for the fourth quarter of 2003 were $18.8 million, or $0.59 per share on a diluted basis, compared with $1.0 million, or $0.03 per share on a diluted basis, for the fourth quarter of 2002.  The non-recurring income tax benefit recorded in the fourth quarter of 2003 included, among other things, a non-cash benefit related to the release of a valuation allowance of $13.3 million on specific deferred tax assets that is no longer required.

Gross margin on net sales for the 2003 fourth quarter expanded by approximately 900 basis points to 60%, compared with a gross margin of 51% in the fourth quarter of 2002, primarily driven by increased sales volume, product mix and operational improvements.  Operational changes made during 2003 included moving to a more efficient distributor model in certain European countries, an aggressive and dedicated focus on cost containment, including a restructuring program, and the successful implementation of a vendor managed inventory system in coordination with the Company’s largest U.S. distribution partner.

Operating expenses for the fourth quarter of 2003 totaled $10.7 million, or 32% of total revenues, compared with $9.7 million, or 43% of total revenues, for the fourth quarter of 2002.  Higher operating expenses in the current quarter reflected increased marketing and advertising expenses for promoting Quidel’s upper respiratory product line in order to capitalize on the winter 2003-2004 strep and flu season in the Northern Hemisphere, as well as increased research and development costs associated with the Company’s Layered Thin Film™ (LTF) technology.

S. Wayne Kay, Quidel’s president and chief executive officer, stated, “Our fourth quarter financial results are solid across the board, and we are particularly pleased to have delivered exceptional sales gains and gross margin improvement in Quidel’s major product areas.  The quarter’s bottom-line performance is largely attributable to the solid planning that enabled the Company to respond efficiently to an unusually severe 2003/2004 influenza season in the United States.”

“We are strongly positioned to build upon this success in 2004 and beyond. We have made good strides in capturing market share in 2003 by increasing our penetration in physician offices for important upper respiratory markets, which is a key component of our growth strategy.  Already this year we have introduced our influenza A and B test in Japan, where the current influenza season is expected to be fully underway in the coming two months,” he added.

2003 Full Year Financial Results

Total revenues for the year ended December 31, 2003 were a record $95.1 million, up 25% from $76.3 million in 2002. Pre-tax earnings for 2003 were $10.5 million compared with $2.8 million in 2002. Net earnings for 2003 totaled $19.7 million, or $0.65 per share on a diluted basis, compared with net earnings for 2002 of $1.3 million, or $0.04 per share on a diluted basis.  The non-recurring income tax benefit recorded in the fourth quarter of 2003 included, among other things, a non-cash benefit related to the release of a valuation allowance on specific deferred tax assets that is no longer required. Gross margin on net sales for 2003 was 54%, compared with 49% for 2002.

Total cash and cash equivalents at December 31, 2003 were $25.6 million, compared with $2.9 million at year-end 2002.

Quidel Raises 2004 Financial Guidance

For 2004, Quidel is revising upward its financial guidance and now projects total revenues of $104 million to $109 million, representing growth of 9% to 12% over 2003 levels.  Full-year 2004 earnings per share on a diluted basis are projected to be $0.39 to $0.44. Prior Company guidance called for 2004 total revenues of approximately $100 million, and earnings per share on a diluted basis of $0.38 to $0.41.

Retirement of Chairman André de Bruin

The Company also announced that Executive Chairman of the Board, André de Bruin, will not seek re-election to the Board of Directors at the end of his elected term in May 2004.  Mr. de Bruin previously served as the Company’s Chief Executive Officer from June 1998 to August 2001, and has served as Quidel’s Executive Chairman of the Board since August 2001.

Mr. de Bruin stated, “Quidel’s solid footing, which is evidenced by this year’s break out financial results and sound strategic plan, enables me to retire from the Board with great confidence in the future of this organization.  I feel privileged to have played a role in Quidel’s development and direction over these past years, and I am confident in Quidel’s current management team and in the future prospects for even greater success ahead.”

Mr. Kay commented, “André de Bruin’s enormous contributions to the success of Quidel cannot be overstated.  We have long valued and will now miss his leadership and strategic insight, but we enthusiastically plan to build upon the strong foundation he created.”

Conference Call Information

Quidel management will host a conference call to discuss fourth quarter and full-year financial results today, February 11, 2004, beginning at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time).  To participate via telephone, please call (888) 803-7396 from the U.S., or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 5211939.  The conference call will be broadcast live over the Internet at www.quidel.com.  A replay also will be available on Quidel’s Web site for 14 days.

About Quidel

Quidel Corporation – a global company whose mission is to help women and their families live healthy lives – discovers, develops, manufactures and markets rapid point-of-care diagnostic tests for detecting medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions such as reproduction and diseases of the elderly.  Quidel also provides point-of-care diagnostics for infectious diseases, including influenza A and B, Strep throat, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis.  Quidel’s products are sold to healthcare professionals for use in physician offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label, store brand products.  These tests provide diagnostic information that enables rapid treatment and improves health outcomes, lowers costs and increases patient satisfaction.  For more information, please visit Quidel’s Web site at www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, product liability, intellectual property, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)		(audited)
Net sales	$32,935	$22,370	$93,508	$74,623
Research contract, license and royalty income	278	394	1,597	1,650

Total revenues	33,213	22,764	95,105	76,273

Cost of sales	13,241	10,886	42,812	38,267
Research and development	2,226	2,001	8,465	6,748
Sales and marketing	5,219	4,831	18,502	17,002
General and administrative	2,763	2,351	10,003	8,845
Restructuring	—	—	2,208	—
Amortization of intangibles	518	485	2,057	1,945

Total costs and expenses	23,967	20,554	84,047	72,807

Earnings from operations	9,246	2,210	11,058	3,466

Interest expense	237	238	980	960
Interest income	(84)	(4)	(154)	(13)
Other, net	(3)	(71)	(267)	(322)

Total other (income) expense	150	163	559	625

Earnings before income taxes	9,096	2,047	10,499	2,841

Income tax (benefit) expense	(9,713)	1,046	(9,152)	1,550

Net earnings	$18,809	$1,001	$19,651	$1,291

Earnings (loss) per share before income taxes - basic	$0.31	$0.07	$0.36	$0.10
Earnings (loss) per share before income taxes - diluted	$0.29	$0.07	$0.35	$0.10

Net earnings (loss) per share - basic	$0.63	$0.03	$0.67	$0.04
Net earnings (loss) per share - diluted	$0.59	$0.03	$0.65	$0.04

Weighted shares used in basic per share calculation	29,670	28,889	29,177	28,824
Weighted shares used in diluted per share calculation	31,676	28,923	30,374	29,629

Gross profit as a% of net sales	60%	51%	54%	49%
Research and development as a% of net sales	7%	9%	9%	9%
Sales and marketing as a% of net sales	16%	22%	20%	23%
General and administrative as a% of net sales	8%	11%	11%	12%

Condensed balance sheet data (in thousands):	12/31/03	12/31/02
	(audited)
Cash and cash equivalents	$25,627	$2,910
Working capital	49,528	24,002
Total assets	117,425	82,593
Long term obligations	11,258	11,438
Stockholders’ equity	89,779	62,757